Exhibit 99.2
Certification Pursuant to 31 C.F.R. § 30.15
I, Jorge A. Junquera certify, based on my knowledge, that:
     (i) The Compensation Committee of Popular, Inc. has discussed, reviewed, and evaluated with Senior Risk Officer at least every six months during the period beginning on the later of September 14, 2009, or ninety days after the closing date of the agreement between Popular, Inc. and Treasury and ending with the last day of Popular, Inc’s fiscal year containing that date, senior executive officer (SEO) compensation plans and employee compensation plans and the risks these plans pose to Popular, Inc.;
     (ii) The Compensation Committee of Popular, Inc. has identified and limited during the applicable period any features in the SEO compensation plans that could lead SEOs to take unnecessary and excessive risks that could threaten the value of Popular, Inc. and has identified any features in the employee compensation plans that pose risks to Popular, Inc. and has limited those features to ensure that Popular, Inc. is not unnecessarily exposed to risks;
     (iii) The Compensation Committee has reviewed, at least every six months during the applicable period, the terms of each employee compensation plan and identified the features in the plan that could encourage the manipulation of reported earnings of Popular, Inc. to enhance the compensation of an employee and has limited any such features;
     (iv) The Compensation Committee of Popular, Inc. will certify to the reviews of the SEO compensation plans and employee compensation plans required under (i) and (iii) above;
     (v) The Compensation Committee of Popular, Inc. will provide a narrative description of how it limited during the 2009 fiscal year the features in;

(A) SEO compensation plans that could lead SEOs to take unnecessary and excessive risks that could threaten the value of Popular, Inc.;
(B) Employee compensation plans that unnecessarily expose Popular, Inc. to risks; and
(C) Employee compensation plans that could encourage the manipulation of reported earnings of Popular, Inc. to enhance the compensation of an employee;
     (vi) Popular, Inc. has required that bonus payments, as defined in the regulations and guidance established under section 111 of EESA (bonus payments), to SEOs or any of next twenty most highly compensated employees be subject to a recovery or “clawback” provision during the period beginning on the later of the closing date of the agreement between Popular, Inc. and Treasury or June 15, 2009 and ending with the last day of Popular, Inc.’s fiscal year containing that date if the bonus payments were based on materially inaccurate financial statements or any other materially inaccurate performance metric criteria;
     (vii) Popular, Inc. has prohibited any golden parachute payment, as defined in the regulations and guidance established under section 111 of EESA, to a SEO or any of the next five most highly compensated employees during the period beginning on the later of the closing date of the agreement between Popular, Inc. and Treasury or June 15, 2009 and ending with the last day of Popular, Inc.’s fiscal year containing that date;
     (viii) Popular, Inc. has limited bonus payments to its applicable employees in accordance with section 111 of EESA and the regulations and guidance established thereunder during the period beginning on the later of the closing date of the agreement between Popular, Inc. and Treasury or June 15, 2009 and ending with the last day of Popular, Inc.’s fiscal year containing that date;
     (ix) Popular, Inc.’s Board of Directors has established an excessive or luxury expenditures policy, as defined in the regulations and guidance established under section 111 of EESA, by the later of September 14, 2009, or ninety days after the closing date of the agreement between Popular, Inc. and Treasury; this policy has been provided to Treasury and its primary regulatory agency, and Popular, Inc. and its employees have complied with this policy during the applicable period, and any expenses that, pursuant to this policy, required approval of the Board of Directors, a Committee of the Board of Directors, and SEO, or an executive officer with a similar level of responsibility, were properly approved;

     (x) Popular, Inc. will permit a non-biding shareholder resolution in compliance with any applicable federal securities rules and regulations on the disclosures provided under the federal securities laws related to SEO compensation paid or accrued during the 2009 fiscal year;
     (xi) Popular, Inc. will disclose the amount, nature, and justification for the offering during the period beginning on the later of the closing date of the agreement between Popular, Inc. and Treasury or June 15, 2009 and ending with the last day of Popular, Inc.’s fiscal year containing that date of any perquisites, as defined in the regulations and guidance established under section 111 of EESA, whose total value exceeds $25,000 for each employee subject to the bonus payment limitations identified in paragraph (viii);
     (xii) Popular, Inc. will disclose whether Popular, Inc., the Board of Directors of Popular, Inc., or the Compensation Committee of Popular, Inc. has engaged during the period beginning on the later of the closing date of the agreement between Popular, Inc. and Treasury or June 15, 2009 and ending with the last day of Popular, Inc.’s fiscal year containing that date, a compensation consultant; and the services the compensation consultant or any affiliate of the compensation consultant provided during this period;
     (xiii) Popular, Inc. has prohibited the payment of any gross-ups, as defined in the regulations and guidance established under section 111 of EESA, to the SEOs and the next twenty most highly compensated employees during the period beginning on the later of the closing date of the agreement between Popular, Inc. and Treasury or June 15, 2009 and ending with the last day of Popular, Inc.’s fiscal year containing that date;
     (xiv) Popular, Inc. has substantially complied with all other requirements related to employee compensation that are provided in the agreement between Popular, Inc. and Treasury, including any amendments;
     (xv) Popular, Inc. has submitted to Treasury a complete and accurate list of the SEOs and the twenty next most highly compensated employees for the current fiscal year and the most recently completed fiscal year, with the non-SEOs ranked in descending order of level of annual compensation, and with the name, title, and employer of each SEO and most highly compensated employee identified; and
     (xvi) I understand that a knowing and willful false or fraudulent statement made in connection with this certification may be punished by fine, imprisonment, or both.
Date: March 1, 2010
/s/ Jorge A. Junquera
Jorge A. Junquera
Chief Financial Officer
Popular, Inc.